Exhibit 99.1

CRYSTALLEX INTERNATIONAL CORPORATION

INCENTIVE SHARE OPTION PLAN

as amended and restated
as of January 1, 2005

INCENTIVE SHARE OPTION PLAN

1.	General Provisions

1.1	Interpretation

For the purposes of the Plan, the following terms shall have the following meanings:

(a)	“affiliate”, “associate” and “subsidiary” have the meanings ascribed to those terms in Section 1 of the Securities Act (Ontario);

(b)	“Board” means the Board of Directors of the Corporation;

(c)	“Common Shares” means the Common Shares of the Corporation;

(d)	“Corporation” means Crystallex International Corporation;

(e)	“Consultant” means an individual (including an individual whose services are contracted through a corporation the shares of which are beneficially owned, directly or indirectly, by the individual) with whom the Corporation or any of its subsidiaries has a contract for substantial services;

(f)	“Director” means a director of the Corporation;

(g)	“Eligible Person” means a director, officer, employee, part-time employee or Consultant of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation;

(h)	“Insider” means:

(i)	an insider as defined in Section 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and

(ii)	an associate of any person who is an insider by virtue of (i) above;

(i)	“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

(j)	“Outstanding Issue” at any time means the number of issued and outstanding Common Shares, on a non-diluted basis, at that time;

(k)	“Participant” means an Eligible Person to whom an Option has been granted;

(l)	“Plan” means this Incentive Share Option Plan of the Corporation;

(m)	“Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise; and

(n)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.2	Purpose

The purpose of the Plan is to advance the interests of the Corporation by providing Eligible Persons with additional economic incentive, encouraging stock ownership by Eligible Persons, increasing the proprietary interest of Eligible Persons in the success of the Corporation, encouraging Eligible Persons to remain with the Corporation, and attracting new employees and officers to the Corporation and its associates, affiliates and subsidiaries.

1.3	Administration

(a)	The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors. If a committee is appointed for this purpose, all references to the Board will be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority:

(i)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and

(ii)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with Section 1.7 hereof, as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all Eligible Persons.

(c)	If the Corporation enters into a transaction that results in a merger, amalgamation, plan of arrangement, consolidation, reorganization or other business combination pursuant to which the business of the Corporation is combined with that of any third party; a third party makes a take-over bid for the Corporation or the Corporation enters into a transaction that results in a third party acquiring all or substantially all of the assets of the corporation by way of purchase, lease or any other means, the Board may make such provisions for the protection of the rights of Participants as the Board in its discretion deems appropriate, including amending or waiving any restrictions applicable to the exercise of outstanding Options.

(d)	With the consent of the affected Participants, and subject to any required regulatory or other approval, the Board may amend or modify any outstanding Options in any manner.

1.4	Shares Reserved

(a)	The maximum number of Common Shares issued and issuable under the Plan at any time and from time to time shall be 10% of the Outstanding Issue.

(b)	The maximum number of Common Shares issuable to any one person at any time under the Plan shall not exceed 5% of the Outstanding Issue.

(c)	The maximum number of Common Shares issued or issuable to Insiders at any time under the Plan and any other Stock Compensation Arrangement shall not exceed 10% of the Outstanding Issue.

(d)	Any Common Shares subject to an Option that for any reason is cancelled or terminated without having been exercised shall again be available for grant under the Plan.

(e)	If there is a change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, or other corporate change, subject to any required regulatory approval, the Board shall make appropriate substitutions or adjustments in:

(i)	the number or kind of shares or other securities issued and issuable pursuant to the Plan, and

(ii)	the number and kind of shares subject to unexercised Options theretofore granted and in the exercise price of such Options,

provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares.

1.5	Limits with respect to Directors

(a)	Subject to Section 1.5(b), the maximum number of Options that may be granted to a Director under the Plan in respect of his service as a Director is: 50,000 upon his first election or appointment as a Director and 25,000 upon his re-election or re-appointment as a Director for any year thereafter.

(b)	The limitation in Section 1.5(a) shall not apply to:

(i)	any Options that may be granted to a Director in respect of his service as any other type of Eligible Person;

(ii)	any Options that may be granted to a Director in respect of his service as the chair or a member of any committee of the Board; and

(iii)	any Options that may be granted to a Director in respect of his contribution as a Director that the Board considers exceptional and outside the scope of the contribution ordinarily expected of a Director.

1.6	Amendment and Termination

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or other approval. No such amendment, suspension or termination shall alter or impair the Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force at the time of termination shall continue in effect during such time as the Options remain outstanding.

1.7	Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Common Shares are listed for trading and to such regulatory and other approvals as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of any Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading.

Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

1.8	Effective Date

The Plan shall be effective upon the approval of the Plan by:

(a)	the Toronto Stock Exchange and any other exchange upon which the Common Shares of the Corporation may be posted and listed for trading; and

(b)	the shareholders of the Corporation, given by the affirmative vote of a majority of the votes attached to the Common Shares of the Corporation entitled to vote, and represented and voted at an annual or special meeting of the holders of such Common Shares held, among other things, to consider and approve the Plan.

1.9	Miscellaneous

(a)	Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to any required regulatory or other approval.

(b)	Nothing contained in the Plan or in any Option granted under the Plan shall give any Participant any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and upon the exercise of any Option.

(c)	The Plan does not give any Participant or Eligible Person the right or obligation to continue to serve as a director, officer or employee of the Corporation or any corporation that is an associate, affiliate or subsidiary of the Corporation. The awarding of Options to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the issue of Common Shares or any other securities in the capital of the Corporation.

(d)	No fractional Common Shares shall be issued upon the exercise of Options. If a Participant would become entitled to a fractional Common Share upon the exercise of an Option, the Participant shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment shall be made with respect to the fractional Common Share disregarded.

2.	OPTIONS

2.1	Grants

Subject to the provisions of the Plan, the Board shall have the authority to issue Options to Eligible Persons and to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Sections 2.2 and 2.3, applicable to such grant and the exercise of such Options, including:

(a)	the nature and duration of any restrictions on the exercise of such Options or the sale or other disposition of Common Shares acquired upon exercise of such Options; and

(b)	the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited.

An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2	Exercise Price

The Board shall establish the exercise price for each Option at the time such Option is granted. The exercise price of any Option granted by the Board shall not be less than the closing price of the Common Shares on the Toronto Stock Exchange on the trading day immediately preceding the date of the grant of the Option.

The exercise price shall be subject to adjustment in accordance with the provisions of Section 1.4(c).

2.3	Exercise of Options

(a)	Subject to Sections 2.3(e) and (f), all options granted by the Board must be exercised no later than the earlier of the 10th anniversary of the date of the grant and such other date as the Board may determine at the time of the grant (the “last exercise date”).

(b)	The Board may determine when any Option will become exercisable and may determine that the Option shall be exercisable in instalments.

(c)	Options shall not be transferable by the Participant otherwise than on death by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(d)	Unless otherwise determined by the Board or provided in an employment agreement between the Corporation and the Participant, if any portion of an Option held by the Participant is not vested by the Termination Date, that portion of the Option shall expire and may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant.

(e)	Unless otherwise determined by the Board, if a Participant ceases to be an Eligible Person for any reason other than death, each Option held by the Participant and vested on the Termination Date shall continue to be exercisable until the last exercise date.

(f)	Subject to Section 2.3(a) and unless otherwise determined by the Board, if a Participant ceases to be an Eligible Participant by reason of death, each Option held by the Participant and vested on the Termination Date shall cease to be exercisable 12 months after the Termination Date.

(g)	Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant.

(h)	The exercise price of each Common Share purchased under an Option shall be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Common Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.